Exhibit 10.42

Coca-Cola Bottling Co. Consolidated
Long-Term Performance Plan

(Amended and Restated Effective January 1, 2018)

Coca-Cola Bottling Co. Consolidated

Long-Term Performance Plan

ii

Coca-Cola Bottling Co. Consolidated
Long-Term Performance Plan

PREAMBLE

Coca-Cola Bottling Co. Consolidated maintains the Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan to (i) recognize and reward certain officers and employees of the Participating Companies for achieving performance goals reflective of the Participant Companies’ long range plan and longer term success, (ii) provide the ability for such officers and employees and non-employee directors to receive long-term awards payable in Common Stock and (iii) promote the Participating Companies’ ability to hire and retain management talent by ensuring that total pay opportunities remain competitive, yet affordable.  The Plan, as amended and restated effective January 1, 2017, is being further amended and restated by this instrument to address changes made to Section 162(m) of the Internal Revenue Code by the Tax Cuts and Jobs Act.

ARTICLE I
DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

Section 1.1Affiliate.  Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interests, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interests and which the Committee designates as an Affiliate.

Section 1.2Award.  For any Participant, means the grant to a Participant of an Incentive Award in accordance with Section 3.2, an Option in accordance with Section 3.3 or Restricted Shares or Restricted Share Units in accordance with Section 3.4 or any combination thereof, including Awards combining two or more types of Awards in a single grant.

Section 1.3Award Agreement.  An agreement between a Participating Company and a Participant setting forth the terms of an Award made to such Participant.  An Agreement may be in electronic form, may be limited to a notation on the books and records of the Company and, with the approval of the Plan Administrator, need not be signed by a representative of the Participating Company or a Participant

Section 1.4Beneficiary.  The beneficiary or beneficiaries designated by a Participant pursuant to Article V to receive the amounts, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

Section 1.5Board.  The Board of Directors of the Company.

Section 1.6Change in Control.  Any of the following:

(a)The acquisition or possession by any person, other than Harrison Family Interests (as defined in Paragraph (e)(i) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

(b)At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) more than 20% of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

(d)Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

(e)For purposes of this Section:

(i)“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(ii)“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

(iii)“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

(iv)“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

(v)“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of stockholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares.  If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

Section 1.7Code.  The Internal Revenue Code of 1986, as amended.  References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Section 1.8Committee.  The Compensation Committee of the Board or a subcommittee of such Committee.

Section 1.9Common Stock.  The common stock of the Company.

Section 1.10Company.  Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

Section 1.11Date of Grant.  The date specified by the Committee on which a grant of Options or a grant or sale of Restricted Shares shall become effective.

Section 1.12Effective Date.  The Effective Date of the Plan, as amended and restated by this instrument, is January 1, 2018.

Section 1.13Employee.  A person who is a common-law employee of a Participating Company.

Section 1.14Incentive Award.  The grant to a Participant of an Award in accordance with Section 3.2.

Section 1.15Incentive Stock Option.  An Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereof.

Section 1.16Market Value.  As of any particular date, (i) the closing sale price per share of Common Stock as reported on the NASDAQ Stock Market, LLC or such other exchange on which shares of Common Stock are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a share of Common Stock as determined by the Committee.

Section 1.17Non-Qualified Stock Option.  An Option that is not an Incentive Stock Option.

Section 1.18Option.  A stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Award Agreement or in an Appendix to the Plan.  An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 1.19Optionee.  The optionee named in an Award Agreement evidencing an outstanding Option.

Section 1.20Option Price.  The purchase price payable on exercise of an Option.

Section 1.21Participant.  An Employee or a non-Employee member of the Board who has been granted an Award under the Plan.

Section 1.22Participating Company.  Subject to the provisions of Article VI, the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated Employees.  Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company.  The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Company.

Section 1.23Performance Measures.  The measurable performance objective or objectives established pursuant to the Plan for Participants who have received Awards pursuant to the Plan.  Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Participating Company, division, department, region or function within the Participating Company in which the Participant is employed.  The Performance Measures may be established relative to the performance of other companies.  The Performance Measures shall be based on specified levels of achievement, as determined by the Committee, with respect to: (a) return on equity; (b) revenue or revenue growth; (c) earnings before interest and taxes or before interest, taxes, depreciation and amortization; (d) earnings before interest, taxes and amortization;  (e) operating income; (f) pre- or after-tax income; (g) cash flow; (h) cash flow per share; (i) net earnings; (j) earnings per share; (k) return on invested capital; (l) return on assets; (m) economic value added (or an equivalent metric); (n) stock price performance; (o) total stockholder return; (p) improvement in or attainment of expense levels; (q) improvement in or attainment of working capital levels; (r) debt reduction, or (s) net debt.

Each Performance Measure will be determined after taking into account any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items that the Committee determines.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.  No payments shall be made with respect to Awards subject to Performance Measures unless, and then only to the extent that, the Committee certifies the Performance Measures have been achieved.

Section 1.24Performance Period.  A multi-year period designated by the Committee within which the Performance Measures relating to an Award are to be achieved. A new Performance Period may commence each fiscal year as determined by the Committee.  Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Awards with overlapping Performance Periods to any Participant.

Section 1.25Plan.  The Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan, as contained herein and as it may be amended from time to time hereafter.

Section 1.26Plan Administrator.  The Vice Chairman, Chief Financial Officer or such other person or persons as may designated from time to time by the Chief Executive Officer of the Company.

Section 1.27Restricted Period.  The period during which Restricted Shares are subject to forfeiture.

Section 1.28Restricted Shares or Restricted Share Units.  Common Stock or units denominated in Common Stock granted pursuant to Section 3.4 of the Plan that is forfeitable by the Participant until the completion of a specified period of future service or until otherwise determined by the Committee or in accordance with the terms of the Plan and an Award Agreement.

Section 1.29Retirement.  Termination of employment with the Company and its Affiliates other than on account of death and:

(a)After attaining age 60;

(b)After attaining age 55 and completing 20 “years of service;” or

(c)As the result of Total Disability.

For purposes of determining a Participant’s “years of service” under Subsection (c) of this Section, a Participant is credited with a year of service for any calendar year in which the Participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with Affiliates of the company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee.  “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.

Section 1.30Total Disability.  A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such a plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act.  Notwithstanding any other provisions of the Plan, a Participant shall not be considered under a Total Disability if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

Section 2.1Eligibility.  Awards may be granted under the Plan from time to time by the Committee to Employees who perform services for a Participating Company on a substantially full-time basis and to any member of the Board who is not an Employee.  Unless otherwise determined by the Committee, “substantially full-time basis” means average work hours in excess of 35 per week.

ARTICLE III
GRANT OF AWARDS

Section 3.1General.

(a)Grants of Awards:  Awards may be granted under the Plan at any time and from time to time as the Committee shall determine.  Awards may be granted as Incentive Awards in accordance with Section 3.2, Options in accordance with Section 3.3 or Restricted Shares or Restricted Share Units in accordance with Section 3.4.

(b)Shares Available Under the Plan:

(i)Subject to adjustment as provided in Section 3.1(b)(ii) and Section 8.6 of the Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Options, (B) as Restricted Shares or Restricted Share Units are released from substantial risk of forfeiture thereof, (C) in payment of Incentive Awards granted under Section 3.2 of the Plan or (D) in payment of dividend equivalents paid with respect to Restricted Share or Restricted Share Unit Awards made under the Plan shall not exceed in the aggregate 250,000 shares of Common Stock.  Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

(ii)The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in the number of shares of Common Stock available under Section 3.1(b)(i) above or otherwise specified in the Plan or in any Award granted hereunder if the number of shares actually delivered differs from the number of shares previously counted in connection with an Award.  Shares of Common Stock subject to an Award that are canceled, expired, forfeited, settled in cash or are otherwise terminated without a delivery of Common Stock to the Participant will again be available for Awards.  Shares withheld in payment of the exercise price or taxes relating to an Award and shares surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares of Common Stock delivered to the Participant and shall not be available for Awards under the Plan.  This Section 3.1(b)(ii) shall apply to the number of shares of Common Stock reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

(c)Award Limitations:  Notwithstanding any other provision of the Plan to the contrary, in no event shall any Participant in any fiscal year of the Company be granted:

(i)an Award of Options, in the aggregate, for more than 50,000 shares of Common Stock,

(ii)an Award of Restricted Shares and Restricted Share Units covering more than 50,000 shares of Common Stock;

(iii)an Incentive Award of more than $3,000,000.

Section 3.2Incentive Awards.

(a)Award Agreements:  The Committee may establish Performance Measures applicable to any Incentive Award in an Award Agreement, or in an Appendix to the Plan.  The Committee shall establish the amounts to which a Participant shall be entitled upon attainment of the applicable Performance Measures.  With respect to any Performance Measure applicable to an Incentive Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Participant shall not be entitled to any payment under the Incentive Award, (ii) an expected level of performance (“Target”) at which the Participant shall be entitled to the targeted payment under the Incentive Award, (iii) a maximum level of performance (“Maximum”) at which the Participant shall be entitled to the maximum payment under the Incentive Award, (iv) the calculation methods to be used for the Performance Period, and (v) the relative weightings of the Performance Measures for the Performance Period.  Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to an Incentive Award (or other general benchmark selected by the Committee with respect to such Award) shall result in no payment being made to the Participant under such Incentive Award irrespective of whether any particular level of performance was achieved by the Participant with respect to any other Performance Measures applicable to the Award.

(b)Determination of Awards:  As soon as practicable (but not later than the first March 31) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and what Incentive Awards have been earned, and shall notify each Participant of his or her entitlement, if any, to the payment of an Incentive Award.

(c)Vesting of Awards:  Except as otherwise provided in Section 3.2(e) with respect to death, Total Disability, or Retirement or in Section 3.2(f) with respect to a Change in Control, Incentive Awards may be earned only by those Participants who remain Employees through the end of the term of the Award.

(d)Payment of Awards:  Except as otherwise provided in Section 3.2(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 31 next following the end of the applicable Performance Period.  Incentive Awards may be paid in cash, in Common Stock or in a combination of cash or Common Stock as determined by the Committee and as specified in an Award Agreement or in an Appendix to the Plan.  The number of shares of Common Stock payable to a Participant to settle an Incentive Award payment shall be determined by dividing the amount of the Incentive Award payable in cash by the Market Value of the shares of the Company’s Common Stock on the last trading day of the Performance Period.

(e)Total Disability, Death or Retirement:  In the event of the Total Disability, Retirement or death of any Participant after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to such Participant, such Participant or such Participant’s designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 31 next following the end of the applicable Performance Period, a pro rata portion of the Participant’s Incentive Award based on the portion of the Performance Period completed through the date of the Participant’s Total Disability, Retirement or death.  If the Participant’s employment with all Participating Companies is terminated, voluntarily or involuntarily, prior to the end of the applicable Performance Period for any reason other than Total Disability, Retirement or death, the Participant shall forfeit any right to an Incentive Award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part.

(f)Change in Control:  Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within 15 days following the occurrence of the Change in Control, each Participant shall be entitled to receive a pro rata portion of the Participant’s Incentive Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control.  For purposes of any Incentive Award payment made pursuant to this Section, the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.

(g)Deferral of Award:  The Committee may provide for the deferred payment of an Incentive Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code.  Thereafter, payment of any Incentive Award so deferred will be subject to all provisions of the SSIP or such other plan.

Section 3.3Options.

(a)Grant of Options:  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Options to purchase shares of Common Stock.  The Committee shall have the power to determine the number of shares of Common Stock subject to the Option to be granted to each Participant and the terms and conditions of such Awards. Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.  No Options shall be exercisable more than 10 years from the Date of Grant.  No Option may provide for the payment of dividend equivalents to the Optionee.

(b)Award Agreements:  Each Option grant shall specify in an Award Agreement, or in an Appendix to the Plan such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve, including the following provisions:

(i)The type of Option granted.

(ii)The number of shares of Common Stock to which it pertains, subject to adjustments as provided in Section 8.6 of the Plan.

(iii)The Option Price per share, which shall be equal to or greater than the Market Value per share of Common Stock on the Date of Grant.

(iv)The period or periods of continuous service by the Optionee with the Company or any Affiliate that is necessary before the Option or installments thereof will become exercisable.

(v)Any Performance Measures that must be achieved and the level of such achievement as a condition to the grant or exercise of such Options.

(c)Payment of the Option Price:  The Committee shall establish procedures governing the exercise of Options.  Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee, (iii) by a combination of such methods of payment.  To the extent permitted by law, any grant may provide for payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates (a “cash-less exercise”) or any other method determined by the Committee and provided in the relevant Award Agreement.

Section 3.4Restricted Shares or Restricted Share Units.

(a)Grant of Restricted Shares or Restricted Share Units:  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale to Participants of Restricted Shares or Restricted Share Units.  The Committee shall have the power to determine the number of Restricted Shares or Restricted Share Units to be granted to each Participant, the Restricted Period, and other terms and conditions of such Awards.  Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.  Each such grant or sale of Restricted Share Units shall constitute an immediate transfer of the right for the Participant to receive an equivalent number of shares of Common Stock in consideration of the performance of services, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.  Restricted Stock Units shall not entitle a Participant to voting, dividend and other ownership rights unless and until the Restricted Period with respect to such Restricted Stock Units has expired and shares of Common Stock in respect of such Restricted Stock Units have been issued to the Participant.  Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per share of Common Stock at the Date of Grant.

(b)Award Agreements:  For each grant of Restricted Shares or Restricted Share Units, the Committee shall specify in an Award Agreement, or in an Appendix to the Plan such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve, including the following provisions:

(i)The number of Restricted Shares or Restricted Share Units granted to each Participant.

(ii)The duration of the Restricted Period.  Each such grant or sale shall provide that the Restricted Shares or Restricted Share Units covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant.

(iii)The transferability restrictions applicable during the Restricted Period which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares or Restricted Share Units to a continuing substantial risk of forfeiture in the hands of any transferee.

(iv)Any Performance Measures that must be achieved as a condition to the grant of Restricted Shares or Restricted Share Units, or the achievement of which will result in termination or early termination of the restrictions applicable to such shares or units.  Each grant may specify in respect of such Performance Measures a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares or Restricted Share Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Measures.

(v)Any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying Award.

(c)Legend:  Any Common Stock issued to or in the name of a Participant in respect of Restricted Shares prior to the expiration of the Restricted Period shall be registered in the name of the Participant and shall bear such restrictive legend or be subject to such transfer restrictions as the Committee determines appropriate.  Unless otherwise directed by the Committee, all Common Stock representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares.

ARTICLE IV
ADMINISTRATION

Section 4.1Powers and Duties of the Committee.

(a)General:  The Plan will be administered by the Committee.  In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time.  The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Awards.  While the Committee may not increase the amount payable under an Award for a Performance Period, it retains discretionary authority to reduce the amount that would otherwise be payable to a Participant under his or her Award if the Performance Measures are attained.  The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts.  All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan.  Not in limitation of the preceding provisions of this Section, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

(b)Delegation of Authority:  The Committee, in its discretion, may delegate to a special committee consisting of one or more officers of the Company, all or part of the Committee’s authority and duties with respect to grants and awards to individuals who at the time of grant are not, and are not anticipated to become, persons subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE V
DESIGNATION OF BENEFICIARIES

Section 5.1Beneficiary Designation.  Every Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount of an Incentive Award payable under the Plan, exercise an Option or receive Restricted Shares or Restricted Share Units under the Plan after the Participant’s death.  A Participant may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence.  The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.  All decisions by the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final.  If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) or other rights that would have been given to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) or rights that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

Section 5.2No Beneficiary Named or in Existence.  If no Beneficiary designation is in effect at the time of a Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), any amounts payable or rights due under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate.  If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.

ARTICLE VI
WITHDRAWAL OF PARTICIPATING COMPANY

Section 6.1Withdrawal of Participating Company.  A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee.  A Participating Company shall withdraw from participation in the Plan if and when it ceases to be an Affiliate.  The Committee may require the Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.

Section 6.2Effect of Withdrawal.  A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under Awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal.  Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE VII
AMENDMENT OR TERMINATION OF THE PLAN

Section 7.1Right to Amend or Terminate Plan.  The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, Participant or Beneficiary.  Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.  Notwithstanding the foregoing, any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the exchange on which shares of Common Stock are traded shall not be effective unless and until such approval has been obtained.  Presentation of the Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval.  Without limiting the generality of the foregoing, the Committee may amend the Plan to eliminate provisions that are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

Section 7.2Stockholder Approval.  The Plan may not be amended to reduce the Option Price of any outstanding Option, and no Option shall be cancelled and replaced with an Option having a lower Option Price, without further approval of the stockholders of the Company.

Section 7.3Termination of the Plan.  No grant of Awards shall be made under the Plan after December 31, 2021, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

Section 7.4Notice.  Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to all Participating Companies.

ARTICLE VIII
GENERAL PROVISIONS AND LIMITATIONS

Section 8.1No Right to Continued Employment.  Nothing contained in the Plan shall give any Employee the right to be retained in the employment of a Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee with or without cause.  The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee.  Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”

Section 8.2No Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by an Award until he or she shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or an Award Agreement.

Section 8.3No Right to Designation as Participant.  Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods.

Section 8.4Payment on Behalf of Payee.  If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Plan Administrator so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company therefor.

Section 8.5Nonalienation.  No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind.  If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.  Notwithstanding the foregoing, the Committee may permit an Award to be assigned or transferred by will or the laws of distribution.  Except as authorized by the Committee, Options shall be exercisable during the Optionee’s lifetime only by the Optionee or by his or her legal representative.

If the Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.

Section 8.6Adjustments.  The Committee shall make or provide for such adjustments in the number of shares of Common Stock covered by outstanding Options granted hereunder, in the Option Price provided in outstanding Options, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Transaction”).  Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock underlying outstanding Awards under the Plan to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding Awards under the Plan before and after the Equity Restructuring.  In the event of any Corporate Transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.  The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3.1 of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 8.6; provided, however, that any such adjustment shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.  Notwithstanding the foregoing, no adjustment shall be required pursuant to this Section 8.6 if such action would cause an Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A of the Code with respect to an outstanding Award.

Section 8.7Recoupment of Awards.  The Committee may require in any Agreement that any current or former Participant reimburse the Company for all or any portion of any Award, terminate any outstanding, unexercised, unexpired or unpaid Award, rescind any exercise, payment or delivery pursuant to an Award or recapture any shares of Common Stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of shares of Common Stock issued pursuant to an Award made under the Plan to the extent required by any recoupment or clawback policy adopted by the Committee in its discretion or to comply with the requirements of any applicable laws.

Section 8.8No Trust or Funding Created.  The obligations of each Participating Company to make payments hereunder constitutes a liability of such Participating Company to a Participant or Beneficiary, as the case may be.  Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder.  Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person.  The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company.

Section 8.9Binding Effect.  Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

Section 8.10Coordination with Other Company Benefit Plans.  Any income Participants derive from payments pursuant to Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or an Affiliate, unless expressly included by the provisions of any such plan.

Section 8.11Limited Effect of Restatement.  This instrument amends and restates the Plan effective as of the Effective Date. Nothing in this instrument shall in any way change, alter or affect the terms of any Award made under the Plan prior to such date.

Section 8.12Entire Plan.  This document and any Award Agreement, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

Section 8.13Withholding.  Each Participating Company shall have the right to deduct from any payment under the Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

Section 8.14Application of Section 409A of the Code.  Except as otherwise provided in Section 3.2(g), the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b).  Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered to comply with the requirements of Section 409A of the Code.

Section 8.15Construction.  Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document.  The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan.  Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

Section 8.16Applicable Law.  The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by a duly authorized officer this 30th day of November, 2018.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ David Katz
Officer’s Name:	David Katz
Officer’s Title:	Executive Vice President, Chief Financial Officer